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                                                                   Exhibit 10(i)



     INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Post Effective Amendment No. 4 to the Registration Statement No. 333-11131 of The New England Variable Account (the "Separate Account") of Metropolitan Life Insurance Company (the "Company") of our reports dated April 26, 1999 and February 4, 1999 appearing in the Statement of Additional Information (which expressed unqualified opinions and, with respect to the Company, includes an explanatory paragraph referring to the change in the basis of accounting), which is part of such Registration Statement.

     We also consent to the reference to us under the heading "Experts" in such Statement.



     DELOITTE & TOUCHE LLP
     Boston, Massachusetts
     April 26, 1999